Thursday August 5, 1999
COMPANY PRESS RELEASE

      Advanced Communications Announces Solid Second Quarter Results

ST. LOUIS (August 5, 1999) - Advanced Communications Group, Inc. (ACG) (NYSE:
ADG) today announced solid operating results for the second quarter ended June 30, 1999. Consistent with previous announcements of a change in business focus and strategy, ACG's financial statements represent principally the results and condition of the company's yellow pages subsidiary, Great Western Directories, Inc. ACG announced previously its plans and related definitive agreement to divest its telecommunications services operations for $49.8 million subject to adjustment based on working capital at closing. Accordingly, the results of telecommunications services operations have been presented as discontinued operations.

Yellow pages publishing revenue for the quarter ended June 30, 1999, was $14.5 million, representing an increase of 13.1 percent from the comparable quarter of 1998. Earnings before interest, taxes, depreciation, amortization and stock-based compensation (EBITDA) of $0.1 million declined 96.4 percent from $2.8 million in the comparable quarter of 1998. Loss per share from continuing operations of $0.06 declined three-fold from earnings of $0.03 in the comparable quarter of 1998. This decline in EBITDA is due principally to publishing and distributing a prototype directory in the greater Austin, TX market. Consistent with industry marketing practices, ad space was offered to customers either at a steep discount or free-of-charge in this prototype directory. Consequently, the company recognized a net loss in the current quarter relating to the Austin prototype directory of $3.1 million on a pre-tax basis and $0.09 per share net of income taxes.

Revenue, excluding the Austin prototype directory, for the three months ended June 30, 1999 was $13.7 million, representing an increase of 6.9 percent over the comparable quarter of 1998. Excluding the Austin prototype directory, EBITDA was $3.2 million in second quarter 1999, representing an increase of 14.3 percent over the comparable quarter of 1998. Operating efficiencies drove margin improvement, as EBITDA margin was 23.6 percent in the second quarter 1999 versus
21.7 percent in the comparable quarter of 1998. Earnings per share from continuing operations, excluding the Austin prototype directory, of $0.02 declined 33.3 percent from $0.03 in the comparable quarter of 1998 due principally to greater interest expense in the current period.

Commenting on the current quarter, Richard O'Neal, chairman & CEO, stated, "These results validate the underlying strength of our print directory assets, which we plan to leverage to grow the Internet directory. Austin and the surrounding communities have shown tremendous potential, so much so that we plan to use that market as one of the launching pads for future services."

For the six months ended June 30, 1999, yellow pages publishing revenue of $33.2 million rose 6.4 percent from the pro forma* results in the comparable period of 1998. EBITDA of $4.6 million in the current six-month period declined 30.3 percent from $6.6 million in the pro forma* comparable period of 1998. This $2.0 million decline in EBITDA is due principally to the prototype directory in Austin, TX, the $3.1 million impact of which was mitigated by productivity gains, which accounted for EBITDA growth of $1.1 million. Loss per share from continuing operations of $0.01 declined 150.0 percent from earnings of $0.02 in the pro forma* comparable period of 1998 due principally to greater interest expense in the current period.

Revenue, excluding the Austin prototype directory, was $32.4 million for the six months ended June 30, 1999, representing an increase of 3.8 percent over the pro forma* comparable period in 1998. Excluding the Austin prototype directory, EBITDA was $7.7 million, representing an increase of 16.7 percent over the pro forma* comparable period of 1998. Operating efficiencies drove margin improvement, as EBITDA margin was 23.8 percent for the six months ended June 30, 1999, versus 21.0 percent in the pro forma* comparable period of 1998. Earnings per share from continuing operations, excluding the Austin prototype directory, of $0.07 declined 12.5 percent from $0.08 excluding stock-based compensation in the pro forma* comparable period of 1998 due principally to greater interest expense in the current period. WORLDPAGES.COM PRO FORMA** OPERATIONS

ACG announced previously the execution of definitive agreements to acquire the outstanding stock of YPtel Corporation (a yellow pages company), Web YP, Inc. (an Internet directory d/b/a WorldPages.com) and a related company, Big Stuff, Inc., a web site production and design company. This proposed transaction is a major component of ACG's new strategy to focus on print and Internet directories and subject to various contingencies including shareholder and regulatory approvals, which management is targeting by the end of the third quarter. If approved and upon closing, the combined companies will be re-named WorldPages.com, Inc., and, its stock will continue to be traded on the NYSE under a new symbol.

O'Neal added, "We are pleased with our progress toward completion of the WorldPages.com business combination. We submitted our proxy to regulatory authorities on July 1, 1999, and are awaiting the completion of the review process. Once the review process is completed, we can set the date of our annual meeting and final vote count and mail the proxy to shareholders for their consideration. In the meantime, it is in the best interest of shareholders that we not engage in promotional activities that might be misinterpreted by regulatory authorities, which could jeopardize timely completion of the proposed combination."

For the twelve months ended June 30, 1999, pro forma** revenue was $91 million and pro forma** EBITDA was $10 million, both unadjusted for prototype directory results. As of June 30, 1999, pro forma** debt including short-term and current maturities of long-term debt was $74 million. Pro forma** shares outstanding assuming conversion of all warrants and options were approximately 40 million at June 30, 1999. Pro forma** diluted shares outstanding as of June 30, 1999, were approximately 36 million. It is important to note that these pro forma** results for WorldPages.com, Inc. specifically exclude telecommunications services and do not purport to represent the results or financial position that would have actually occurred if the proposed business combination had in fact occurred on or before July 1, 1998.

DISCONTINUED OPERATIONS

Telecommunications services revenue for the quarter ended June 30, 1999, was $24.9 million representing increases of 2.9 percent and 63.6 percent over the preceding quarter and comparable quarter of 1998, respectively. Telecommunications services revenue grew as a result of both a growing base of local access lines and rising minutes of use on ACG's switch-based long distance network.

Local access lines rose from 138,000 to 141,000 during the second quarter 1999 and grew by 213.3 percent from 45,000 lines at June 30, 1998. In addition, long distance minutes of use rose 3.3 percent from the first quarter 1999 to 96.9 million during the second quarter and rose 14.0 percent over the comparable quarter of 1998. This growth in long distance traffic is partially a result of the Nortel DMS-500 switch that was installed in Wichita, KS, which began carrying long distance traffic during March 1999 and a small amount of local traffic recently.

- The pro forma financial information does not purport to represent the financial position or results of operations of Advanced Communications Group, Inc. that would have actually occurred if the initial public offering and the concurrent acquisitions had in fact occurred on or before January 1, 1998. Additionally, the pro forma financial information is not necessarily representative of the financial position or results of operations of ACG for any future period. Since the acquired companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of future performance.

- The pro forma financial information specifically excludes results of telecommunications services operations and does not purport to represent the financial position or results of operations of WorldPages.com, Inc. that would have actually occurred if the proposed business combination had in fact occurred on or before July 1, 1998. Additionally, the pro forma financial information is not necessarily representative of the financial position or results of operations of WorldPages.com, Inc. for any future period. Since the companies to be combined were not under common control or management, historical combined results of operations may not be comparable to, or indicative of future performance.

Please consult WWW.ACGINC.NET and WWW.WORLDPAGES.COM for more information concerning the companies.